UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                  OMB APPROVAL
                                              OMB NUMBER: 3235-0104
FORM 3                                        Expires: September 30, 1998
                                              Estimated average burden hours per
                                              response.............0.5

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940
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
(Print or Type Responses)
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
1. Name and Address of Reporting Person*      2. Date of Event Re-   4.Issuer Namet AND Ticker or Trading Symbol
                                                 quiring Statement
                                                 (Month/Day/Year)      ASA International Ltd (ASAA)
                                                                       ------------------------------------------------------------
                                                                     5. Relationship of Reporting   6. If Amendment, Date of
  (Last)    (First)        (Middle)               7/21/98               Person(s) to Issuer            Original (Month/Day/Year)
                                                                        (Check all applicable)
  Klitzner    Alan            J.

                                              3. IRS Identification     __X_ Direct ___ 10% Owner   7.Individual or Joint/Group
                                                 Number of              __  Officer ___  Other        Filing (Check Applicable Line)
            (Street)                             Reporting Person,      (give title  (specify
                                                 if an enity             below        title below)    X   Form filed by One
        9 Oak Hill Drive                         (Voluntary)                                              Reporting Person
                                                                                                     ___  Form filed by More
                                                 ###-##-####                                              than One Reporting Person
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 (City)    (State)          (Zip)
                                                                TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 Lincoln     RI             02865
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1.   Title of Security               2. Amount of Securities          3. Ownership            4. Nature(of Indirect Beneficial
     (Instr. 4)                         Beneficially Owned               Form: Direct (D)        Ownership
                                        (Instr. 4)                       or Indirect (1)         (Instr. 5)
                                                                         (Instr. 5)
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    Common Stock                        10,000 shs                           D
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  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                     CONTAINED IN THIS FORM ARE NOT REQUIRED
    TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)             TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                                                   CONVERTIBLE SECURITIES)

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1.   Title of Derivative Security    2. Date Exer-      3. Title and Amount of Securities  4. Conver-     5. Owner-   6. Nature of
     (Instr. 4)                         cisable and         Underlying Derivative Security    sion or        ship        Indirect
                                        Expiration          (Instr. 4)                        Exercise       Form of     Beneficial
                                        Date                                                  Price of       Deriv-      Ownership
                                        (Month/Day/Year)                                      Deri-          ative      (Instr. 5)
                                                                                              vative         Security:
                                                                                              Direct (D)     Direct
                                                                                              or Indirect    (D) or
                                                                                              (1)            Indirect
                                                                                              (Instr. 5)     (1)
                                                                                                             (Instr. 5)
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                                      Date      Expira-       Title     Amount or
                                      Exer-     tion                    Number
                                      cisable   Date                    of
                                                                        Shares

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None
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Explanation of Responses:


**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                       /s/ Alan J. Klitzner                August 10, 1998
                                                                                --------------------------------    --------------
                                                                                ** Signature of Reporting Person       Date
                                                                                   Alan J. Klitzner

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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